First Internet Bancorp Reports Third Quarter 2019 Results

Highlights for the third quarter include:

▪	Diluted earnings per share of $0.63, an increase of 5.0% from the second quarter

▪	Record quarterly net income of $6.3 million, an increase of 3.3% from the second quarter

▪	Total revenue of $20.8 million, a 6.4% increase from the second quarter driven by increased mortgage banking activity

▪	Completed the stock repurchase program purchasing 274,658 shares during the quarter at an average price of $20.57 per share

Fishers, Indiana, October 23, 2019 - First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today financial and operational results for the third quarter of 2019. Net income for the third quarter of 2019 was a record $6.3 million, or $0.63 diluted earnings per share. This compares to net income of $6.1 million, or $0.60 diluted earnings per share, for the second quarter of 2019, and net income of $6.3 million, or $0.61 diluted earnings per share, for the third quarter of 2018.

David Becker, Chairman, President and Chief Executive Officer, commented, “We are very pleased with our results in the third quarter, driven by continued revenue growth, well-managed expenses and strong balance sheet management. These balance sheet strategies, which included the sale of lower-yielding loans, reflect our disciplined approach to capital deployment. The loan sales enabled us to enhance our profitability through additional fee revenue, and support our loan origination teams as they redeployed capital into higher-yielding new production. Additionally, our direct-to-consumer mortgage business had a stellar quarter, posting a 62% increase in revenue compared to the second quarter.

“We continue to make progress with our expansion into small business banking with attractive opportunities on both sides of our balance sheet. During the third quarter, the pipeline of new lending opportunities grew again and our efforts on the deposit side continued to produce results as business money market and checking accounts increased over $41 million. We recently appointed new leadership to run our expanding national SBA program and we are also excited that our previously announced acquisition of the small business lending division of First Colorado National Bank is expected to close next month.

“While certain factors weighed on our net interest margin during the quarter, we expect to benefit from lower deposit costs in future quarters, particularly as higher cost CDs continue to mature and we work to build on our success in generating small business deposits.”

Mr. Becker concluded, “Our continued ability to win new business and grow existing relationships is the direct result of our employees’ dedication to the success of our customers and our Company. Our high level of employee engagement has contributed to our unique culture, which was recognized again by American Banker, naming us one of the “Best Banks to Work For” for the seventh consecutive year. As always, I would like to thank the entire First Internet team who have worked very hard to deliver our strong results and whose commitment and efforts remain the keys to our continued success.”

Net Interest Income and Net Interest Margin
Net interest income for the third quarter of 2019 was $15.2 million, compared to $16.1 million for the second quarter of 2019, and $16.0 million for the third quarter of 2018. On a fully-taxable equivalent basis, net interest income for the third quarter of 2019 was $16.8 million, compared to $17.7 million for the second quarter of 2019, and $17.3 million for the third quarter of 2018.

Total interest income for the third quarter of 2019 was $37.7 million, an increase of 2.3%, compared to the second quarter of 2019, and an increase of 24.7% compared to the third quarter of 2018. On a fully-taxable equivalent basis, total interest income for the third quarter of 2019 was $39.3 million, an increase of 2.2% compared to the second quarter of 2019, and an increase of 24.4% compared to the third quarter of 2018. The increase in total interest income compared to the second quarter of 2019 was driven primarily by a $209.9 million, or 5.6%, increase in average interest-earning assets, partially offset by a 17 basis point (“bp”) decrease in the yield on those assets. The yield on interest-earning assets for the third quarter of 2019 declined to 3.80% from 3.97% in the prior quarter due primarily to the decline in short term rates during the quarter, which negatively impacted the yields earned on loans, securities and other earning assets. Additionally, the yield on interest-earning assets was negatively impacted by the mix of interest-earning assets as the Company carried higher cash balances during the quarter, which have lower yields than loans and securities.

Total interest expense for the third quarter of 2019 was $22.5 million, an increase of 8.3%, compared to the second quarter of 2019, and an increase of 57.5% compared to the third quarter of 2018. The increase in total interest expense compared to the second quarter of 2019 was driven primarily by a $152.1 million increase in average interest-bearing deposits and a full quarter’s impact of the $37.0 million 6.0% fixed-to-floating rate subordinated notes issued during the second quarter of 2019. The increase in average interest-bearing deposits was driven by growth in certificates of deposit (“CD” or “CDs”) and money market accounts. The cost of total interest-bearing deposits increased only 1 bp compared to the linked quarter as the cost of new CD production continued to decline during the third quarter of 2019 and was modestly above the cost of maturing CDs. By the end of the third quarter of 2019, new CD production rates had dropped below the rates on maturing CDs. Overall, the total cost of interest-bearing liabilities increased 3 bps from the second quarter of 2019, due primarily to the cost of the subordinated notes.

Net interest margin (“NIM”) declined to 1.54% for the third quarter of 2019, from 1.73% for the second quarter of 2019 and 2.06% for the third quarter of 2018. On a fully-taxable equivalent basis, NIM declined to 1.70% for the third quarter of 2019, from 1.91% for the second quarter of 2019 and 2.23% for the third quarter of 2018. The decrease in NIM compared to the linked quarter was driven primarily by carrying higher cash balances, which had a negative impact of 7 bps, and the full quarter’s impact of the subordinated notes issued during the second quarter of 2019, which contributed 6 bps to the decline.

Noninterest Income
Noninterest income for the third quarter of 2019 was $5.6 million, compared to $3.5 million for the second quarter of 2019 and $2.0 million for the third quarter of 2018. The increase compared to the second quarter of 2019 was driven primarily by an increase in revenue from mortgage banking activities and the gain on sale of loans sold during the quarter. The increase in mortgage banking revenue of $1.6 million, or 61.7%, was due mainly to an increase in mandatory pipeline volumes as the decline in mortgage interest rates during the quarter drove increased interest rate lock commitment activity. Additionally, the Company sold single tenant lease financing and public finance loans with book values totaling $53.4 million during the third quarter of 2019, recognizing a net gain of $0.5 million as compared to the prior quarter when it sold $148.4 million of loans, including single tenant lease financing and lower-yielding adjustable rate residential mortgage and public finance loans, at a net loss of $66,000.

Noninterest Expense
Noninterest expense for the third quarter of 2019 was $11.2 million, compared to $11.7 million for the second quarter of 2019 and $10.0 million for the third quarter of 2018. The decrease from the second quarter of 2019 was due primarily to the Company not incurring deposit insurance premium expense during the third quarter of 2019 as a result of the small bank assessment credit applied by the Federal Deposit Insurance Corporation. The decline in deposit premium expense was partially offset by higher salaries and employee benefits expense due mainly to higher incentive compensation related to the increased mortgage production.

Income Taxes
The Company reported income tax expense of $0.4 million and an effective tax rate of 6.6% for the third quarter of 2019, compared to $0.3 million and an effective tax rate of 5.3% for the second quarter of 2019 and $0.7 million and an effective tax rate of 10.6% for the third quarter of 2018.

Loans and Credit Quality
Total loans as of September 30, 2019 were $2.9 billion, an increase of $20.1 million, or 0.7%, compared to June 30, 2019, and an increase of $387.7 million, or 15.6%, compared to September 30, 2018. Total commercial loan balances were $2.2 billion as of September 30, 2019, an increase of $11.0 million, or 0.5%, compared to June 30, 2019 and an increase of $367.2 million, or 20.1%, compared to September 30, 2018. Compared to the linked quarter, the growth in commercial loan balances was driven largely by production in healthcare finance and single tenant lease financing, partially offset by the sale of $53.4 million of single tenant lease financing and public finance loans. Additionally, commercial and industrial loan balances declined $15.1 million during the quarter due primarily to elevated prepayment activity.

Total consumer loan balances were $642.1 million as of September 30, 2019, an increase of $2.3 million, or 0.4%, compared to June 30, 2019, and a decrease of $19.8 million, or 3.0%, compared to September 30, 2018. Compared to the linked quarter, the slight increase in consumer loan balances was driven primarily by new originations in the recreational vehicles, residential mortgage and trailers portfolios.

Loans 30 days or more past due were 0.13% of total loans as of September 30, 2019, compared to 0.24% as of June 30, 2019 and 0.02% of total loans as of September 30, 2018. Nonperforming loans to total loans were 0.20% as of September 30, 2019, compared to 0.19% at June 30, 2019 and 0.01% at September 30, 2018. The reduction in delinquencies was driven primarily by a residential mortgage with an unpaid principal balance of $3.1 million that was brought current by the end of the quarter and was paid off in full early in the fourth quarter of 2019. Additionally, a commercial loan relationship that was placed on nonaccrual status in the second quarter of 2019 was partially paid down by the borrower during the third quarter of 2019, further reducing delinquencies. Related to nonperforming loans, this activity was offset by a single tenant lease financing relationship with a total unpaid principal balance of $4.7 million that was placed on nonaccrual status late in the quarter, resulting in the increase in nonperforming loans.

The allowance for loan losses as a percentage of total loans was 0.75% as of September 30, 2019, as compared to 0.70% as of June 30, 2019 and 0.67% as of September 30, 2018.

Net charge-offs of $1.1 million were recognized during the third quarter of 2019, resulting in net charge-offs to average loans of 0.15%, as compared to 0.04% in each of the second quarter of 2019 and the third quarter of 2018. The increase in net charge-offs was due primarily to a $0.8 million charge-off of a commercial loan relationship. The provision for loan losses in the third quarter of 2019 was $2.8 million, compared to $1.4 million for the second quarter of 2019 and $0.9 million for the third quarter of 2018. The increase in the provision for loan losses compared to the second quarter of 2019 was driven primarily by a specific reserve of $1.7 million recognized on the single tenant lease financing relationship discussed above as well as the $0.8 million commercial loan charge-off, partially offset by a $0.4 million reduction in the specific reserve associated with the commercial loan discussed above that was partially paid down during the quarter.

Balance Sheet Management
In the fourth quarter of 2017, when interest rates were forecasted to increase, the Company initiated an asset hedging strategy intended to enhance asset sensitivity and reduce long term interest rate risk. As of September 30, 2019, the Company had a total notional value of $430.6 million of pay fixed / receive variable interest rate swaps in place to hedge public finance loans, representing 62.7% of the total public finance loan balances outstanding. Including $88.2 million of notional value interest rate swaps in place to hedge investment securities, the Company had swaps with a total notional value of $518.8 million in place at the end of the third quarter of 2019 to hedge long-term fixed rate assets.

The Company also implemented a liability hedging strategy during 2018 using pay fixed / receive variable interest rate swaps intended to extend the duration of short term FHLB advances and brokered variable rate money market deposits. As of September 30, 2019, the Company had $210.0 million of notional value interest rate swaps related to these funding sources.

Based on the declining interest rate environment during the first nine months of 2019, the Company did not execute any additional interest rate swaps to hedge either assets or liabilities. In future periods, the Company’s use of interest rate swaps as a tool to manage exposure to both short- and long-term interest rate risk will be determined based on multiple factors, including, but not limited to, the interest rate environment and forward rate expectations.

In conjunction with the decline in interest rates throughout 2019, the Company reduced rates offered on CDs in the institutional and public funds channels between 90 and 184 bps, based on the maturity, and between 30 and 107 bps for consumer CDs. To manage the negative impact of declining interest rates on the loan portfolio, the Company has implemented price floors throughout 2019 for new originations in most of its commercial lending areas.

The Company has historically used loan sales or repositioned the securities and wholesale funding portfolios to manage balance sheet growth and capital, provide liquidity and help improve NIM and profitability. As discussed above, during the third quarter, the Company sold $53.4 million of loans during the quarter, which included $23.6 million of seasoned lower-yielding public finance loans.

Capital
As of September 30, 2019, total shareholders’ equity was $295.1 million, a decrease of $1.0 million, or 0.3%, compared to June 30, 2019, due mainly to stock repurchase activity during the quarter and an increase in accumulated other comprehensive loss, partially offset by the net income earned during the quarter. Book value per common share increased to $30.30 as of September 30, 2019, up from $29.56 as of June 30, 2019 and $28.26 as of September 30, 2018. Tangible book value per common share increased to $29.82, up from $29.10 and $27.80, each as of the same reference dates.

In connection with its previously announced stock repurchase program, the Company repurchased 274,658 shares during the third quarter of 2019 at an average price of $20.57 per share. Since inception of the program in December 2018, share repurchases have totaled 482,970 at an average price of $20.70 per share, for a total of $10.0 million, thus achieving the maximum amount of stock to be repurchased under this program.

The following table presents the Company’s and the Bank’s regulatory and other capital ratios as of September 30, 2019.

	As of September 30, 2019
	Company	Bank

Total shareholders’ equity to assets	7.21%	7.93%
Tangible common equity to tangible assets [1]	7.10%	7.82%
Tier 1 leverage ratio [2]	7.66%	8.53%
Common equity tier 1 capital ratio [2]	10.93%	11.73%
Tier 1 capital ratio [2]	10.93%	11.73%
Total risk-based capital ratio [2]	14.17%	12.46%

[1] This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."
[2] Regulatory capital ratios are preliminary pending filing of the Company's and the Bank's regulatory reports.

Conference Call and Webcast
The Company will host a conference call and webcast at 12:00 p.m. Eastern Time on Thursday, October 24, 2019 to discuss its quarterly financial results. The call can be accessed via telephone at (888) 348-3664. A recorded replay can be accessed through November 24, 2019 by dialing (877) 344-7529; passcode: 10135531.

Additionally, interested parties can listen to a live webcast of the call on the Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $4.1 billion as of September 30, 2019. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans, SBA financing and treasury management services. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release may contain forward-looking statements with respect to the financial condition, results of operations, trends in lending policies, timing of pending acquisitions, plans, objectives, future performance or business of the Company. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “pending,” “plan,” “preliminary,” “remain,” “should,” “will,” “would” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance and healthcare finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; failure to close any pending acquisitions; failure to satisfy or waive closing condition; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, average tangible common equity, return on average tangible common equity, total interest income - FTE, net interest income - FTE and net interest margin - FTE are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Executive Vice President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income	$6,326	$6,121	$6,288	$18,143	$18,324

Per share and share information
Earnings per share - basic	$0.63	$0.60	$0.61	$1.79	$1.99
Earnings per share - diluted	0.63	0.60	0.61	1.79	1.98
Dividends declared per share	0.06	0.06	0.06	0.18	0.18
Book value per common share	30.30	29.56	28.26	30.30	28.26
Tangible book value per common share [1]	29.82	29.10	27.80	29.82	27.80
Common shares outstanding	9,741,800	10,016,458	10,181,675	9,741,800	10,181,675
Average common shares outstanding:
Basic	9,979,603	10,148,285	10,261,967	10,114,303	9,230,149
Diluted	9,980,612	10,148,285	10,273,766	10,116,507	9,250,839
Performance ratios
Return on average assets	0.63%	0.65%	0.79%	0.64%	0.83%
Return on average shareholders' equity	8.40%	8.26%	8.75%	8.20%	9.83%
Return on average tangible common equity [1]	8.53%	8.39%	8.89%	8.33%	10.02%
Net interest margin	1.54%	1.73%	2.06%	1.70%	2.16%
Net interest margin - FTE [1,2]	1.70%	1.91%	2.23%	1.87%	2.32%
Capital ratios [3]
Total shareholders' equity to assets	7.21%	7.48%	8.98%	7.21%	8.98%
Tangible common equity to tangible assets [1]	7.10%	7.37%	8.85%	7.10%	8.85%
Tier 1 leverage ratio	7.66%	8.06%	9.40%	7.66%	9.40%
Common equity tier 1 capital ratio	10.93%	11.08%	13.14%	10.93%	13.14%
Tier 1 capital ratio	10.93%	11.08%	13.14%	10.93%	13.14%
Total risk-based capital ratio	14.17%	14.31%	15.38%	14.17%	15.38%
Asset quality
Nonperforming loans	$5,783	$5,386	$256	$5,783	$256
Nonperforming assets	8,497	8,041	5,304	8,497	5,304
Nonperforming loans to loans	0.20%	0.19%	0.01%	0.20%	0.01%
Nonperforming assets to total assets	0.21%	0.20%	0.17%	0.21%	0.17%
Allowance for loan losses to:
Loans	0.75%	0.70%	0.67%	0.75%	0.67%
Nonperforming loans	374.9%	370.9%	6,525.0%	374.9%	6,525.0%
Net charge-offs to average loans	0.15%	0.04%	0.04%	0.08%	0.04%
Average balance sheet information
Loans	$2,865,258	$2,889,478	$2,440,982	$2,838,685	$2,292,472
Total securities	561,780	558,352	483,900	547,940	483,257
Other earning assets	469,454	248,996	131,306	322,544	105,210
Total interest-earning assets	3,933,315	3,723,424	3,077,415	3,735,286	2,899,841
Total assets	4,015,433	3,805,021	3,148,230	3,817,408	2,965,709
Noninterest-bearing deposits	43,972	42,566	44,921	43,035	44,477
Interest-bearing deposits	3,031,095	2,879,007	2,368,472	2,880,701	2,204,501
Total deposits	3,075,067	2,921,573	2,413,393	2,923,736	2,248,978
Shareholders' equity	298,782	297,148	285,207	295,963	249,162

1 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands
	September 30, 2019	June 30, 2019	September 30, 2018
Assets
Cash and due from banks	$6,283	$5,638	$3,517
Interest-bearing deposits	410,119	342,660	82,273
Securities available-for-sale, at fair value	544,742	522,334	468,997
Securities held-to-maturity, at amortized cost	46,807	35,826	20,200
Loans held-for-sale	41,119	30,642	23,493
Loans	2,881,272	2,861,156	2,493,622
Allowance for loan losses	(21,683)	(19,976)	(16,704)
Net loans	2,859,589	2,841,180	2,476,918
Accrued interest receivable	16,652	18,887	14,472
Federal Home Loan Bank of Indianapolis stock	25,650	25,650	22,050
Cash surrender value of bank-owned life insurance	36,764	36,527	35,819
Premises and equipment, net	14,512	14,405	10,041
Goodwill	4,687	4,687	4,687
Other real estate owned	2,619	2,619	5,041
Accrued income and other assets	85,948	77,774	35,410
Total assets	$4,095,491	$3,958,829	$3,202,918

Liabilities
Noninterest-bearing deposits	$50,560	$44,040	$42,750
Interest-bearing deposits	3,097,682	2,962,223	2,403,814
Total deposits	3,148,242	3,006,263	2,446,564
Advances from Federal Home Loan Bank	514,908	514,906	425,160
Subordinated debt	69,452	69,375	33,837
Accrued interest payable	2,635	2,930	887
Accrued expenses and other liabilities	65,114	69,235	8,730
Total liabilities	3,800,351	3,662,709	2,915,178
Shareholders' equity
Voting common stock	219,013	224,244	227,454
Retained earnings	93,182	87,454	74,733
Accumulated other comprehensive loss	(17,055)	(15,578)	(14,447)
Total shareholders' equity	295,140	296,120	287,740
Total liabilities and shareholders' equity	$4,095,491	$3,958,829	$3,202,918

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Amounts in thousands, except per share data
	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest income
Loans	$30,594	$30,842	$26,019	$90,654	$71,833
Securities - taxable	3,468	3,540	2,659	10,332	7,703
Securities - non-taxable	639	668	698	1,991	2,109
Other earning assets	2,993	1,794	847	6,560	1,973
Total interest income	37,694	36,844	30,223	109,537	83,618
Interest expense
Deposits	18,363	17,147	11,650	50,896	29,146
Other borrowed funds	4,087	3,592	2,603	11,048	7,626
Total interest expense	22,450	20,739	14,253	61,944	36,772
Net interest income	15,244	16,105	15,970	47,593	46,846
Provision for loan losses	2,824	1,389	888	5,498	2,405
Net interest income after provision for loan losses	12,420	14,716	15,082	42,095	44,441
Noninterest income
Service charges and fees	211	225	236	672	697
Mortgage banking activities	4,307	2,664	1,402	8,588	4,577
Gain (loss) on sale of loans	523	(66)	—	353	414
Loss on sale of securities	—	(458)	—	(458)	—
Other	517	1,089	356	2,229	1,025
Total noninterest income	5,558	3,454	1,994	11,384	6,713
Noninterest expense
Salaries and employee benefits	6,883	6,642	5,704	19,846	17,436
Marketing, advertising and promotion	456	466	601	1,391	1,925
Consulting and professional fees	778	835	709	2,427	2,193
Data processing	381	328	368	1,026	913
Loan expenses	247	292	241	853	738
Premises and equipment	1,506	1,497	1,244	4,503	3,689
Deposit insurance premium	—	747	441	1,302	1,386
Other	952	902	737	2,673	2,164
Total noninterest expense	11,203	11,709	10,045	34,021	30,444
Income before income taxes	6,775	6,461	7,031	19,458	20,710
Income tax provision	449	340	743	1,315	2,386
Net income	$6,326	$6,121	$6,288	$18,143	$18,324

Per common share data
Earnings per share - basic	$0.63	$0.60	$0.61	$1.79	$1.99
Earnings per share - diluted	$0.63	$0.60	$0.61	$1.79	$1.98
Dividends declared per share	$0.06	$0.06	$0.06	$0.18	$0.18

All periods presented have been reclassified to conform to the current period classification

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$2,902,081	$30,594	4.18%	$2,916,076	$30,842	4.24%	$2,462,209	$26,019	4.19%
Securities - taxable	462,490	3,468	2.97%	460,816	3,540	3.08%	389,880	2,659	2.71%
Securities - non-taxable	99,290	639	2.55%	97,536	668	2.75%	94,020	698	2.95%
Other earning assets	469,454	2,993	2.53%	248,996	1,794	2.89%	131,306	847	2.56%
Total interest-earning assets	3,933,315	37,694	3.80%	3,723,424	36,844	3.97%	3,077,415	30,223	3.90%
Allowance for loan losses	(20,050)			(19,275)			(16,312)
Noninterest-earning assets	102,168			100,872			87,127
Total assets	$4,015,433			$3,805,021			$3,148,230

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$126,130	$233	0.73%	$117,665	$214	0.73%	$87,102	$133	0.61%
Savings accounts	32,434	91	1.11%	37,507	106	1.13%	51,557	147	1.13%
Money market accounts	639,181	3,261	2.02%	592,106	2,995	2.03%	527,715	2,206	1.66%
Certificates and brokered deposits	2,233,350	14,778	2.63%	2,131,729	13,832	2.60%	1,702,098	9,164	2.14%
Total interest-bearing deposits	3,031,095	18,363	2.40%	2,879,007	17,147	2.39%	2,368,472	11,650	1.95%
Other borrowed funds	584,308	4,087	2.78%	548,932	3,592	2.62%	439,412	2,603	2.35%
Total interest-bearing liabilities	3,615,403	22,450	2.46%	3,427,939	20,739	2.43%	2,807,884	14,253	2.01%
Noninterest-bearing deposits	43,972			42,566			44,921
Other noninterest-bearing liabilities	57,276			37,368			10,218
Total liabilities	3,716,651			3,507,873			2,863,023
Shareholders' equity	298,782			297,148			285,207
Total liabilities and shareholders' equity	$4,015,433			$3,805,021			$3,148,230

Net interest income		$15,244			$16,105			$15,970

Interest rate spread			1.34%			1.54%			1.89%
Net interest margin			1.54%			1.73%			2.06%
Net interest margin - FTE [2,3]			1.70%			1.91%			2.23%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Nine Months Ended
	September 30, 2019			September 30, 2018
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$2,864,802	$90,654	4.23%	$2,311,374	$71,833	4.16%
Securities - taxable	450,898	10,332	3.06%	388,513	7,703	2.65%
Securities - non-taxable	97,042	1,991	2.74%	94,744	2,109	2.98%
Other earning assets	322,544	6,560	2.72%	105,210	1,973	2.51%
Total interest-earning assets	3,735,286	109,537	3.92%	2,899,841	83,618	3.86%
Allowance for loan losses	(19,191)			(15,770)
Noninterest-earning assets	101,313			81,638
Total assets	$3,817,408			$2,965,709

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$117,811	$659	0.75%	$90,564	$401	0.59%
Savings accounts	36,241	304	1.12%	54,245	462	1.14%
Money market accounts	598,410	9,009	2.01%	553,692	6,228	1.50%
Certificates and brokered deposits	2,128,239	40,924	2.57%	1,506,000	22,055	1.96%
Total interest-bearing deposits	2,880,701	50,896	2.36%	2,204,501	29,146	1.77%
Other borrowed funds	558,141	11,048	2.65%	457,807	7,626	2.23%
Total interest-bearing liabilities	3,438,842	61,944	2.41%	2,662,308	36,772	1.85%
Noninterest-bearing deposits	43,035			44,477
Other noninterest-bearing liabilities	39,568			9,762
Total liabilities	3,521,445			2,716,547
Shareholders' equity	295,963			249,162
Total liabilities and shareholders' equity	$3,817,408			$2,965,709

Net interest income		$47,593			$46,846

Interest rate spread			1.51%			2.01%
Net interest margin			1.70%			2.16%
Net interest margin - FTE [2,3]			1.87%			2.32%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Loans and Deposits (unaudited)
Dollar amounts in thousands
	September 30, 2019		June 30, 2019		September 30, 2018
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$95,078	3.3%	$110,143	3.8%	$105,489	4.2%
Owner-occupied commercial real estate	86,357	3.0%	83,979	2.9%	93,568	3.8%
Investor commercial real estate	11,852	0.4%	21,179	0.7%	5,595	0.2%
Construction	54,131	1.9%	47,849	1.7%	38,228	1.5%
Single tenant lease financing	1,008,247	35.0%	1,001,196	35.1%	883,372	35.4%
Public finance	686,622	23.8%	706,161	24.7%	610,858	24.5%
Healthcare finance	251,530	8.6%	212,351	7.4%	89,525	3.7%
Total commercial loans	2,193,817	76.0%	2,182,858	76.3%	1,826,635	73.3%

Consumer loans
Residential mortgage	320,451	11.1%	318,678	11.1%	362,574	14.5%
Home equity	25,042	0.9%	26,825	0.9%	28,713	1.2%
Trailers	145,600	5.1%	144,704	5.1%	129,571	5.2%
Recreational vehicles	102,698	3.6%	100,518	3.6%	85,821	3.4%
Other consumer loans	48,275	1.7%	49,029	1.7%	55,175	2.2%
Total consumer loans	642,066	22.4%	639,754	22.4%	661,854	26.5%

Net deferred loan fees, premiums, discounts and other [1]	45,389	1.6%	38,544	1.3%	5,133	0.2%

Total loans	$2,881,272	100.0%	$2,861,156	100.0%	$2,493,622	100.0%

	September 30, 2019		June 30, 2019		September 30, 2018
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$50,560	1.6%	$44,040	1.5%	$42,750	1.7%
Interest-bearing demand deposits	122,551	3.9%	126,669	4.2%	94,681	3.9%
Savings accounts	34,886	1.1%	31,445	1.0%	47,033	1.9%
Money market accounts	698,077	22.2%	607,849	20.3%	478,548	19.6%
Certificates of deposits	1,681,377	53.4%	1,629,886	54.2%	1,252,690	51.2%
Brokered deposits	560,791	17.8%	566,374	18.8%	530,862	21.7%
Total deposits	$3,148,242	100.0%	$3,006,263	100.0%	$2,446,564	100.0%

1 Includes carrying value adjustments of $27.6 million, $22.2 million and ($5.2) million as of September 30, 2019, June 30, 2019 and September 30, 2018, respectively, related to interest rate swaps associated with public finance loans.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Total equity - GAAP	$295,140	$296,120	$287,740	$295,140	$287,740
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible common equity	$290,453	$291,433	$283,053	$290,453	$283,053

Total assets - GAAP	$4,095,491	$3,958,829	$3,202,918	$4,095,491	$3,202,918
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible assets	$4,090,804	$3,954,142	$3,198,231	$4,090,804	$3,198,231

Common shares outstanding	9,741,800	10,016,458	10,181,675	9,741,800	10,181,675

Book value per common share	$30.30	$29.56	$28.26	$30.30	$28.26
Effect of goodwill	(0.48)	(0.46)	(0.46)	(0.48)	(0.46)
Tangible book value per common share	$29.82	$29.10	$27.80	$29.82	$27.80

Total shareholders' equity to assets	7.21%	7.48%	8.98%	7.21%	8.98%
Effect of goodwill	(0.11%)	(0.11%)	(0.13%)	(0.11)%	(0.13)%
Tangible common equity to tangible assets	7.10%	7.37%	8.85%	7.10%	8.85%

Total average equity - GAAP	$298,782	$297,148	$285,207	$295,963	$249,162
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Average tangible common equity	$294,095	$292,461	$280,520	$291,276	$244,475

Return on average shareholders' equity	8.40%	8.26%	8.75%	8.20%	9.83%
Effect of goodwill	0.13%	0.13%	0.14%	0.13%	0.19%
Return on average tangible common equity	8.53%	8.39%	8.89%	8.33%	10.02%

Total interest income	$37,694	$36,844	$30,223	$109,537	$83,618
Adjustments:
Fully-taxable equivalent adjustments [1]	1,595	1,557	1,351	4,764	3,533
Total interest income - FTE	$39,289	$38,456	$31,574	$114,301	$87,151

Net interest income	$15,244	$16,105	$15,970	$47,593	$46,846
Adjustments:
Fully-taxable equivalent adjustments [1]	1,595	1,612	1,351	4,764	3,533
Net interest income - FTE	$16,839	$17,717	$17,321	$52,357	$50,379

Net interest margin	1.54%	1.73%	2.06%	1.70%	2.16%
Effect of fully-taxable equivalent adjustments [1]	0.16%	0.18%	0.17%	0.17%	0.16%
Net interest margin - FTE	1.70%	1.91%	2.23%	1.87%	2.32%

1 Assuming a 21% tax rate